April 21, 2010                                                                                                           FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL, INC.
ANNOUNCES SECOND QUARTER RESULTS

ST. PETERSBURG, Fla. – Raymond James Financial, Inc. today reported net income of $55,628,000, or $0.45 per diluted share, for the second quarter ended March 31, 2010. In comparison, the firm earned $6,093,000, or $0.05 per diluted share, for the second quarter of fiscal 2009. Net revenues increased 26 percent to $734,439,000.

“Although the comparisons to last year’s March quarter are gratifying and, in some part, well earned, the 2009 quarter occurred during the bleakest days of the financial meltdown. Consequently, it’s not surprising that Raymond James has dramatically outperformed in this comparison. It is surprising the market’s recovery has been this rapid. On the other hand, a 10.5 percent rate of return on average equity in the quarter is still considerably below our historical average,” stated Chairman and CEO Thomas A. James.

“The more striking comparison is to the immediately preceding December quarter. Net revenues are up 7 percent and net income 30 percent. The Private Client Group, Capital Markets and Raymond James Bank all contributed to the increase. Of our four major segments, only Asset Management Group results trailed the preceding quarter due to a few annual performance fees received last quarter. Excluding the performance fees recorded in the December quarter, Asset Management revenues were up by 5 percent. In Capital Markets, while Fixed Income revenues and profits declined, Equity Capital Markets more than offset the decline.

“The Private Client Group continues to benefit from a higher financial advisor count and higher productivity. Although recruiting has slowed from the record levels of the last two years, activity has recently increased. Given the record level of client assets under administration, which are up 41 percent over last year’s level, the outlook for increasing commissions and fees is constructive,” James continued.

“Raymond James Bank also realized a significant successive quarterly improvement, as well as reversed the loss from last year’s second quarter. In contrast to our objective, total loan balances decreased by $216 million from last quarter but the pipeline is better now.

“Although we expect trends in both the banking and securities segments to improve as the economy recovers, one needs to be mindful that the securities markets are subject to corrections in an improving economy and the fortunes of individual borrowers can impact the bank adversely in any individual quarter.”

The company will conduct its quarterly conference call Thursday, April 22, at 8:15 a.m. ET. For a listen-only connection, visit raymondjames.com/analystcall for a live audio webcast. The subjects to be covered may include forward-looking information. Questions may be posed to management by participants on the analyst call-in line, and in response the company may disclose additional material information.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three wholly owned broker/dealers (Raymond James & Associates, Raymond James Financial Services and Raymond James Ltd.) and Raymond James Investment Services Limited, a majority-owned independent contractor subsidiary in the United Kingdom, have a total of more than 5,300 financial advisors serving approximately 1.9 million accounts in more than 2,300 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $242 billion, of which $32 billion are managed by the firm’s asset management subsidiaries.

To the extent that Raymond James makes or publishes forward-looking statements (regarding economic conditions, management expectations, strategic objectives, business prospects, anticipated expense savings, loan reserves/losses, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters), a variety of factors, many of which are beyond Raymond James’ control, could cause actual results and experiences to differ materially from the expectations and objectives expressed in these statements. These factors are described in Raymond James’ 2009 annual report on Form 10-K and the quarterly report on Form 10-Q for the quarter ended December 31, 2009, which are available on raymondjames.com and sec.gov.

-more-

Raymond James Financial, Inc.
Unaudited Report
For the three months ended
(all data in thousands, except per share earnings)

	Mar 31,	Mar 31,	%	Dec 31,	%
	2010	2009	Change	2009	Change
Total Revenues	$749,987	$591,7401	27%	$702,669	7%
Net Revenues	734,439	584,9961	26%	686,967	7%
Pre-Tax Income	89,656	12,918	594%	69,388	29%
Net Income	55,628	6,093	813%	42,903	30%
	Mar 31,	Mar 31,	%	Dec. 31,	%
	2010	2009	Change	2009	Change
Income for basic earnings per common share2:
Net income applicable to RJF, Inc. common shareholders	$ 53,241	$ 5,546	860%	$ 41,114	29%
Income for diluted earnings per common share2:
Net income applicable to RJF, Inc. common shareholders	$ 53,245	$ 5,546	860%	$ 41,116	29%
Earnings per common share2:
Basic	$ 0.45	$ 0.05	800%	$ 0.35	29%
Diluted	$ 0.45	$ 0.05	800%	$ 0.35	29%

Raymond James Financial, Inc.
Unaudited Report
For the six months ended
(all data in thousands, except per share earnings)
	March 31,	March 31,	%
	2010	2009	Change
Income for basic earnings per common share2:
Net income applicable to RJF, Inc. common shareholders	$ 94,361	$ 64,472	46%
Income for diluted earnings per common share2:
Net income applicable to RJF, Inc. common shareholders	$ 94,367	$ 64,474	46%
Earnings per common share2:
Basic	$ 0.79	$ 0.55	44%
Diluted	$ 0.79	$ 0.55	44%

-more-

1 For the three and six months ended March 31, 2009, we reclassified the waiver of money market fees from Other Expense to Investment Advisory Fees revenue.  This resulted in a $4.7 million reclassification between revenues and expenses.

2 During the quarter ended December 31, 2009, we changed the methodology used to calculate basic and diluted earnings per share in accordance with new accounting guidance (Financial Accounting Standards Board ASC 260-10-45). Prior period earnings per basic and diluted shares have been restated. Earnings per basic and diluted shares were unchanged for the quarter ended March 31, 2009 and have been reduced by $0.02 for the year ended March 31, 2009, respectively.

	Balance Sheet Data

	March	September
	2010	2009
Total assets	$ 15.3 bil.	$ 18.2 bil.3
Shareholders' equity	$ 2,160 mil.	$ 2,032 mil.
Book value per share	$18.04	$17.11

	Management Data
	Quarter Ended
	March	March	December	September
	2010	2009	2009	2009
Total financial advisors:
United States	4,750	4,616	4,755	4,781
Canada	462	459	458	478
United Kingdom	133	108	116	116

# Lead managed/co-managed:
Corporate public offerings in U.S.	28	10	24	25
Corporate public offerings in Canada	6	1	6	6

Financial Assets Under Management:
Managed Accounts (excluding
Money Market Funds)	$ 29.3 bil.	$ 19.6 bil.	$ 27.6 bil.	$ 25.9 bil.

Client Assets under administration	$ 242 bil.	$ 172 bil.	$ 232 bil.	$ 223 bil.
Client Margin Balances	$1,401 mil.	$1,089 mil.	$ 1,347 mil.	$1,239 mil.

-more-

3 Total assets include $3.2 billion invested in qualifying assets comprised of $2.0 billion in reverse repurchase agreements (collateralized by GNMA and U.S. Treasury securities) and $1.2 billion in U.S. Treasury securities, offset by $900 million in overnight borrowing and $2.3 billion in customer deposits, the majority of which were redirected during October 2009 to third party banks participating in the Raymond James Bank Deposit Program, to meet point-in-time regulatory balance sheet composition requirements related to RJ Bank’s qualifying as a thrift institution.

	Three Months Ended
	March 31,	March 31,	%	December 31,	%
	2010	2009	Change	2009	Change
	(in 000’s)
Revenues:
Private Client Group	$ 470,157	$ 351,042	34%	$ 454,824	3%
Capital Markets	149,770	124,013	21%	133,773	12%
Asset Management	48,616	41,510	17%	49,998	(3%)
RJ Bank	71,530	83,336	(14%)	68,922	4%
Emerging Markets	3,884	3,097	25%	3,718	4%
Stock Loan/Borrow	2,218	2,607	(15%)	1,875	18%
Proprietary Capital	12,683	(639)	NA	(35)	NA
Other	2,038	298	584%	1,758	16%
Intersegment Eliminations	(10,909)	(13,524)	19%	(12,164)	10%
Total Revenues	$ 749,987	$ 591,740	27%	$ 702,669	7%

Pre-Tax Income:
Private Client Group	$ 36,543	$ 11,681	213%	$ 31,712	15%
Capital Markets	21,999	15,982	38%	11,394	93%
Asset Management	11,235	4,904	129%	12,066	(7%)
RJ Bank	30,822	(12,416)	NA	24,637	25%
Emerging Markets	(1,570)	(2,289)	31%	(1,412)	(11%)
Stock Loan/Borrow	646	847	(24%)	687	(6%)
Proprietary Capital	(42)	(502)	92%	(812)	95%
Other	(9,977)	(5,289)	(89%)	(8,884)	(12%)
Pre-Tax Income	$ 89,656	$ 12,918	594%	$ 69,388	29%

	Six Months Ended
	March 31,	March 31,
	2010	2009	% Change
	(in 000’s)
Revenues:
Private Client Group	$ 924,981	$ 765,586	21%
Capital Markets	283,543	252,719	12%
Asset Management	98,614	92,801	6%
RJBank	140,452	192,575	(27%)
Emerging Markets	7,602	7,420	2%
Stock Loan/Borrow	4,093	5,897	(31%)
Proprietary Capital	12,648	(101)	NA
Other	3,796	1,384	174%
Intersegment Eliminations	(23,073)	(30,708)	25%
Total Revenues	$ 1,452,656	$ 1,287,573	13%

Pre-Tax Income:
Private Client Group	$ 68,255	$ 44,266	54%
Capital Markets	33,393	30,271	10%
Asset Management	23,301	13,978	67%
RJBank	55,459	42,210	31%
Emerging Markets	(2,982)	(2,754)	(8%)
Stock Loan/Borrow	1,333	2,070	(36%)
Proprietary Capital	(854)	(1,046)	18%
Other	(18,861)	(14,413)	(31%)
Pre-Tax Income	$ 159,044	$ 114,582	39%

-more-

RAYMOND JAMES FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
Quarter-to-Date
(in thousands, except per share amounts)
	Three Months Ended
	March 31,	March 31,	%	Dec 31,	%
	2010	2009	Change	2009	Change
Revenues:
Securities commissions and fees	$ 479,302	$ 369,705	30%	$ 469,151	2%
Investment banking	44,839	18,001	149%	25,718	74%
Investment advisory fees	42,218	34,290	23%	43,975	(4%)
Interest	93,275	108,073	(14%)	91,372	2%
Net trading profits	10,170	12,766	(20%)	11,637	(13%)
Financial service fees	39,286	30,805	28%	36,782	7%
Other	40,897	18,100	126%	24,034	70%

Total Revenues	749,987	591,740	27%	702,669	7%
Interest Expense	15,548	6,744	131%	15,702	(1%)
Net Revenues	734,439	584,996	26%	686,967	7%

Non-Interest Expenses:
Compensation, commissions
and benefits	497,419	391,902	27%	471,079	6%
Communications and information
processing	32,445	29,956	8%	28,074	16%
Occupancy and equipment costs	25,892	24,945	4%	26,715	(3%)
Clearance and floor brokerage	8,828	7,464	18%	8,502	4%
Business development	20,614	18,817	10%	19,881	4%
Investment advisory fees	9,409	7,222	30%	9,103	3%
Bank loan loss provision	19,937	74,979	(73%)	22,835	(13%)
Other	25,687	23,485	9%	33,665	(24%)
Total Non-Interest Expenses	640,231	578,770	11%	619,854	3%

Income before provision for income taxes
and noncontrolling interests	94,208	6,226	1,413%	67,113	40%
Provision for income taxes	34,028	6,825	399%	26,485	28%
Net Income (loss) before noncontrolling
interests	60,180	(599)	NA	40,628	48%
Net income (loss) applicable to
noncontrolling interests	4,552	(6,692)	NA	(2,275)	NA
Net Income applicable to Raymond
James Financial, Inc.	$ 55,628	$ 6,093	813%	$ 42,903	30%

Net Income per common share basic	$ 0.45	$ 0.05	800%	$ 0.35	29%
Net Income per common share diluted	$ 0.45	$ 0.05	800%	$ 0.35	29%
Weighted average common shares
outstanding-basic	119,288	117,134		118,763
Weighted average common
and common equivalent
shares outstanding-diluted	119,580	117,187		118,983

-more-

RAYMOND JAMES FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(UNAUDITED)
Year-to-Date
(in thousands, except per share amounts)
	Six Months Ended
March 31,		March 31,	%
	2010	2009	Change
Revenues:
Securities commissions and fees	$ 948,453	$ 787,930	20%
Investment banking	70,557	38,734	82%
Investment advisory fees	86,193	78,725	9%
Interest	184,647	251,685	(27%)
Net trading profits	21,807	21,941	(1%)
Financial service fees	76,068	63,940	19%
Other	64,931	44,618	46%

Total Revenues	1,452,656	1,287,573	13%
Interest Expense	31,250	38,635	(19%)
Net Revenues	1,421,406	1,248,938	14%

Non-Interest Expenses:
Compensation, commissions
and benefits	968,498	811,156	19%
Communications and information
processing	60,519	65,179	(7%)
Occupancy and equipment costs	52,607	51,380	2%
Clearance and floor brokerage	17,330	16,052	8%
Business development	40,495	43,541	(7%)
Investment advisory fees	18,512	16,944	9%
Bank loan loss provision	42,772	99,849	(57%)
Other	59,352	41,954	41%
Total Non-Interest Expenses	1,260,085	1,146,055	10%

Income before provision for income taxes
and noncontrolling interests	161,321	102,883	57%
Provision for income taxes	60,513	47,396	28%
Net Income before noncontrolling
interests	100,808	55,487	82%
Net income (loss) applicable to
noncontrolling interests	2,277	(11,699)	NA
Net Income applicable to Raymond
James Financial, Inc.	$ 98,531	$ 67,186	47%

Net Income per common share basic	$ 0.79	$ 0.55	44%
Net Income per common share diluted	$ 0.79	$ 0.55	44%
Weighted average common shares
outstanding-basic	118,981	116,685
Weighted average common
and common equivalent
shares outstanding-diluted	119,234	116,812

-more-

RAYMOND JAMES BANK

Raymond James Bank, FSB (RJ Bank) is a federally chartered savings bank, regulated by the Office of Thrift Supervision (OTS), which provides residential, consumer and commercial loans, as well as FDIC-insured deposit accounts, to clients of Raymond James Financial, Inc. (RJF) broker-dealer subsidiaries and to the general public. RJ Bank also purchases residential whole loan packages to hold for investment and is active in bank participations and corporate loan syndications. RJ Bank operates from a single branch location adjacent to the Raymond James headquarters complex in St. Petersburg, Florida. RJ Bank’s deposits consist predominately of cash balances swept from the client investment accounts carried by Raymond James & Associates, Inc. (RJ&A) in the Raymond James Bank Deposit Program (RJBDP).

Corporate & Commercial Real Estate Loan Portfolio
RJ Bank's corporate and commercial real estate loan portfolio is comprised of project finance real estate loans and commercial lines of credit and term loans. Approximately 90 percent of the corporate loan portfolio is participations in Shared National Credits (SNC) or other large syndicated loans. The SNCs are loan syndications totaling over $20 million that are shared among three or more regulated institutions. RJ Bank is sometimes involved in the syndication of the loan at inception and some of these loans have been purchased in secondary trading markets. The remainder of the corporate loan portfolio is comprised of smaller participations and direct loans. Regardless of the source, all loans are independently underwritten to RJ Bank credit policies, are subject to loan committee approval, and credit quality is continually monitored by corporate lending staff.  The corporate lending staff has direct access and a regular dialogue with the borrowers’ management teams. Approximately one third of the corporate borrowers also have a capital markets relationship with RJ&A. More than half of RJ Bank's corporate borrowers are public companies. RJ Bank's corporate loans are generally secured by all assets of the borrower and in some instances are secured by mortgages on specific real estate. In a limited number of transactions, loans in the portfolio are extended on an unsecured basis. There are no subordinated loans or mezzanine financings in the corporate loan portfolio.  During the most recent quarter, Corporate and Commercial Real Estate (CRE) Banking closed 22 new loan transactions representing $241.1 million in new loan commitments.  Despite the sizable increase in new loan commitments, pay-downs or full repayments on existing loans, including a $90 million reduction in SBA loan balances, outpaced incremental loan volume.

Residential Loan Portfolio
RJ Bank's residential loan portfolio consists primarily of first mortgage loans originated by RJ Bank via referrals from RJF Private Client Group financial advisors, and first mortgage loans purchased by RJ Bank originated by select large financial institutions. These purchased mortgage loans represent approximately 90 percent of RJ Bank's residential portfolio. All of RJ Bank's residential loans adhere to strict RJ Bank underwriting parameters pertaining to credit score and credit history, debt-to-income ratio of the borrower, loan-to-value (LTV), and combined LTV (including second mortgage/ home equity loans). On average, three-fourths of the purchased residential loans are re-underwritten with new credit information and valuations, if warranted, by RJ Bank staff prior to purchase, with the remainder coming from long-standing sources and meeting extremely high credit criteria. Approximately 90 percent of the residential loans are fully documented loans to owner-occupant borrowers for their primary and second home residences. Virtually all of RJ Bank's residential loans are adjustable rate mortgage (ARM) loans. Approximately 65 percent of first lien residential mortgage loans are ARMs with interest-only payments based on a fixed rate for an initial period of the loan, typically 3-5 years, then become fully amortizing, subject to annual and lifetime interest rate caps. RJ Bank does not originate or purchase option ARM loans with negative amortization, payment options, reverse mortgages, or other types of exotic loan products. Loans with deeply discounted teaser rates are not originated or purchased. Adjustable mortgage rate resets in the next six months are expected to be at rates similar to or lower than the current loan rates. RJ Bank has a long history with these types of loans. Originated 15 or 30-year fixed rate mortgages are typically sold to correspondents and only retained on an exception basis. All of RJ Bank’s first mortgage loans are serviced by the seller or by third party professional firms. Retail Lending closed and funded $135.7 million in the quarter, including a $116.3 million whole loan purchase transaction with a Aa rated counterparty that provided full buyback recourse for any future delinquent residential loans that were part of the pool.

Asset Quality
During the quarter, the Allowance for Loan Losses (ALL) as a percentage of total loans increased from 2.26% to 2.32%. Total net loan charge-offs for the quarter were $20.7 million, compared to the prior quarter’s $23.9 million. Net charge-offs in the corporate loan portfolio totaled $13.0 million as compared to $14.6 million in the prior quarter, and included $8.7 million related to the sale of distressed debt. The balance of the corporate charge-offs was taken almost exclusively on real estate acquisition & development loans. The remaining $7.7 million in net charge-offs were taken on delinquent residential loans, which was also an improvement from last quarter’s $9.3 million. Loan loss provision expense for the quarter was $19.9 million, compared to the previous quarter’s provision expense of $22.8 million. Provision expense declined from the prior quarter based primarily on internal ratings upgrades and repayment of loans in criticized categories.  Of the total provision expense, $10.7 million was attributed to an increase in reserve rates for criticized CRE loans.  Criticized loans have declined by over 35% since fiscal year end September 30, 2009, through credit upgrades, loan sales, loan repayments and charge-offs.  Nonperforming loans increased by $5.8 million during the quarter, compared to the prior quarter’s decrease of $23.0 million.  Reductions of more than $25.0 million in nonperforming loans from last quarter were more than offset by a CRE loan which defaulted during the quarter.  However, the ALL to total nonperforming loans is over 100%.  As anticipated, Other Real Estate Owned (OREO) balances increased substantially during the quarter to $25.4 million from $8.4 million. This was primarily the result of the foreclosure of a commercial acquisition & development parcel which had a fair value of $15.9 million at quarter-end.

Investments
RJ Bank’s investment portfolio consists of mortgage backed securities, Federal Home Loan Bank (FHLB) stock and a small Community Reinvestment Act investment. About 45 percent of the portfolio is invested in relatively short average-life floating rate government agency securities.  Most of the remaining mortgage-backed securities portfolio is comprised of non-agency collateralized mortgage obligations (CMO). These CMO securities were purchased based on the underlying loan characteristics such as LTV ratio, credit scores, property type, location and level of credit enhancement. Current characteristics of each security owned such as delinquency and foreclosure levels, credit enhancement, projected losses and coverage are reviewed monthly by management.

All mortgage securities are classified as Available for Sale and the fair value reported includes an aggregate pretax unrealized loss of $68.9 million. These securities have experienced losses in fair value due to ongoing economic uncertainty and continued illiquidity in the markets and a significant widening of interest rate spreads. Certain securities were considered to be other-than-temporarily impaired (OTTI) as of March 31, 2010. Even though there is no intent to sell these securities and it is highly unlikely the securities will be required to be sold, RJ Bank does not expect to recover the entire amortized cost basis of these securities, and therefore, recorded $2.4 million of OTTI loss in other revenue during the quarter. This is based on RJ Bank’s evaluation of the performance and underlying characteristics of the securities including the level of current and estimated credit losses relative to the level of credit enhancement which are subject to change depending on a number of factors such as economic conditions, changes in home prices, delinquency and foreclosure statistics, among others.

$ in 000s UNAUDITED	Three Months	Three Months	Three Months	Three Months	Three Months
	Ending	Ending	Ending	Ending	Ending
	3/31/2010	12/31/2009	9/30/2009	6/30/2009	3/31/2009
Net Revenues(1)	$66,881	$63,998	$66,354	$77,164	$79,677
Net Interest Income	$67,202	$65,611	$68,335	$75,608	$83,987
Loan Loss Provision Expense	$19,937	$22,835	$39,702	$29,790	$74,979
Pre-tax Income (Loss)	$30,822	$24,637	$10,395	$27,406	$(12,416)
Net Interest Margin
(% Earning Assets) (12)	3.50%	2.99%(13)	3.14%(13)	3.41%	3.60%
Net Interest Spread (Interest-Earning
(Assets Yield – Cost Of Funds) (12)	3.48%	2.97%(13)	3.12%(13)	3.39%	3.59%

	As of	As of	As of	As of	As of
	3/31/2010	12/31/2009	9/30/2009(10)	6/30/2009	3/31/2009
Total Assets	$7,620,012	$7,882,574	$11,137,440	$8,311,838	$9,103,725
Adjusted Total Assets(2)			$7,937,440
Total Loans, Net	$6,236,923	$6,452,530	$6,593,973	$7,075,572	$7,549,950
Total Deposits	$6,731,459	$7,007,069	$9,423,387(2)	$7,637,558	$8,369,092
Raymond James Bank Deposit
Program Deposits (RJBDP)(3)	$6,399,841	$6,678,167	$9,109,983(2)	$7,364,126	$8,081,425
Available for Sale Securities,
at Fair Value	$455,766	$488,988	$509,065	$537,143	$538,438
Net Unrealized Loss on Available
For Sale Securities, Before Tax	$(68,898)	$(76,897)	$(97,753)	$(119,545)	$(146,858)
Tangible Common Equity/ Total
Assets(11)	10.65%	9.98%	9.55%(9)	8.28%	6.79%
Total Capital (to Risk-Weighted Assets)	13.5%(14)	13.0%	12.7%	11.4%	10.2%
Tier I Capital (to Adjusted Assets)	11.1%(14)	10.5%	7.3%(15)	9.0%	7.6%
Commercial Real Estate Loans(4) (5)	$1,091,991	$1,154,736	$1,244,112	$1,303,518	$1,407,342
Corporate Loans(5)	$3,061,930	$3,189,117	$3,115,485	$3,317,291	$3,529,504
Residential/Consumer Loans(5)	$2,269,696	$2,291,112	$2,421,638	$2,631,918	$2,796,965
Allowance for Loan Losses	$148,358	$149,164	$150,272	$137,028	$141,343
Allowance for Loan Losses
(as % Loans)	2.32%	2.26%	2.23%	1.90%	1.84%
Net Charge-offs	$20,743	$23,943	$26,458	$34,106	$39,776
Nonperforming Loans(6)	$141,214	$135,377	$158,382	$150,396	$142,638
Other Real Estate Owned	$25,389	$8,372	$8,691	$9,300	$12,010
Total Nonperforming Assets(7)	$166,603	$143,749	$167,073	$159,696	$154,648
Nonperforming Assets
(as % of Adjusted Total Assets)	2.19%	1.82%	2.10%(9)	1.92%	1.70%
Total Nonperforming Assets/Tangible
Common Equity + Allowance for
Loan Losses (Texas Ratio)	17.36%	15.36%	18.40%	19.35%	20.36%
1-4 Family Residential Loans
over 30 days past due
(as % Residential Loans)	4.18%	3.98%	3.71%	2.75%	2.21%
Residential First Mortgage
Loan Weighted Average
LTV / FICO(8)	64%/752	64%/751	64%/751	63%/751	63%/752
1-4 Family Mortgage	5.5% CA (16)	5.6% CA	6.1% CA(9)	6.4% CA	6.0% CA
Geographic Concentration	3.8% NY	4.1% NY	4.3% NY(9)	4.5% NY	4.2% NY
(top 5 states, dollars	3.4% FL	3.4% FL	3.5% FL(9)	3.4% FL	3.1% FL
outstanding as a	1.7% NJ	1.8% NJ	1.9% NJ(9)	2.0% NJ	1.9% NJ
percent of Adjusted Total Assets)	1.3% VA	1.3% VA	1.4% VA(9)	1.4% VA	1.3% VA
Number of Corporate Borrowers	270	261	251	255	257

Outstanding Balances of Corporate and Commercial Real Estate Loans by Industry Category at 3/31/10 (in millions)

Corporate Loan Portfolio		Commercial Real Estate Loan Portfolio
Telecommunications	$ 279.9	Retail	$ 253.3
Media	257.8	Hospitality	228.1
Consumer Products/Services	246.1	Office	164.2
Hospitals	198.3	Multi-family	149.9
Natural Gas Pipeline	171.4	Industrial	66.2
Finance/Insurance	163.0	Mixed Use	54.6
Industrial Manufacturing	159.1	Special Purpose	53.5
Gaming	157.7	Commercial Acquisition and
Chemicals	147.0	Development	51.9
Business Systems	137.2	Healthcare /Senior Living Facilities	46.1
Automotive/Transportation	137.1	Residential Acquisition and
Healthcare Providers (Non-Hospital)	127.2	Development	19.7
Restaurants	126.7	Condominium	4.5
Pharmaceuticals	118.8	Total Commercial Real Estate
Technology	118.3	Loan Portfolio	$ 1,092.0
Sports	89.7
Mining and Minerals	83.0
Food and Beverage	82.7	*Of this total, $434.5 million represents loans to Real Estate
Energy	80.0	Investment Trusts and $81.4 million represents construction
Private Banking	59.6	loans.
Defense/Government Contractors	39.2
Medical Products	34.5
Government Guaranteed SBA/USDA	25.0
Environmental Services	17.8
Agriculture	4.8
Total Corporate Loan Portfolio	$ 3,061.9

(1)	Net revenue equals gross revenue, which includes interest income and non-interest income (including securities losses), less interest expense.
(2)
At 9/30/09, total assets were adjusted to exclude the $2.3 billion in additional RJBDP deposits, the majority of which were redirected during October 2009 to third-party banks participating in the multi-bank sweep program, and the $900 million FHLB advance repaid on 10/1/09. See information in footnote 10 below for additional information.

(3)
Beginning in October 2008, the RJBDP cash sweep option was temporarily discontinued to all new client accounts. However, in September 2009, RJ&A revised this cash sweep option from a single-bank (RJ Bank) to a multi-bank (RJ Bank and other non-affiliated banks) program where client deposit accounts are deposited through a third-party service into interest-bearing deposit accounts ($245,000 per bank for individual accounts and $490,000 for joint accounts) at up to 12 banks.

(4)	Commercial Real Estate Loans are secured by non-owner occupied commercial real estate properties or their repayment is dependent upon the operation/sale of commercial properties.
(5)	Outstanding loan balances are shown gross of unearned income and deferred expenses. Note that the 06/30/09 and 03/31/09 balances were changed to reflect succeeding period presentation.
(6)	Nonperforming Loans includes 90+ days Past Due plus Nonaccrual Loans.
(7)	Includes Nonperforming Loans and Other Real Estate Owned.
(8)	At origination. A small group of local loans representing less than 0.5% of residential portfolio excluded.
(9)
Tangible Common Equity as well as Nonperforming Assets and Concentration ratios are presented as a percent of Adjusted Total Assets (see note 2 above). Had Total Assets (GAAP assets) been used in the calculation of these ratios, the resulting disclosures would have been as follows:  Tangible Common Equity to Total Assets of 6.80%; Nonperforming Assets to Total Assets of 1.50%; and Geographic Concentrations for CA, NY, FL, NJ, and VA of 4.3%, 3.0%, 2.5%, 1.4%, and 1.0%, respectively.

(10)
At 9/30/09, RJ Bank had an additional $2.3 billion of deposits received through the RJBDP, which were utilized at 9/30/09 along with additional short-term FHLB advances of $900 million to meet point-in-time regulatory balance sheet composition requirements related to its qualifying as a thrift institution. The latter action was discussed well in advance with the OTS. These deposits and short-term borrowings were invested in qualifying assets comprised of $2.0 billion in reverse repurchase agreements (collateralized by GNMA and U.S. Treasury securities) and $1.2 billion in U.S. Treasury securities and the necessary qualification was met. RJ Bank repaid the borrowings on 10/01/09 and the majority of the RJBDP deposits were redirected during October 2009 to third-party banks participating in the multi-bank sweep program. The September 30, 2009 results are presented on the previous page, along with adjusted assets excluding the additional RJBDP deposits and borrowing, respectively.

(11)	Ratio presented in the 03/31/09 earnings release was calculated as Tangible Common Equity to Risk-Weighted Assets.
(12)
During the current quarter, RJ Bank revised its yield/cost calculations to exclude any fair value adjustments and to utilize contractual days versus 90-day quarters. The Net Interest Spread and Net Interest Margin presented for prior periods above were restated from the ratios previously reported.

(13)
Net Interest Margin and Net Interest Spread percentages were negatively impacted by 0.16% and 0.33% for the quarters ended September 30, 2009 and December 31, 2009, respectively, due to excess RJBDP deposits held for the majority of both September and October and part of November as the new  multi-bank sweep program was implemented. These deposits were invested in short term liquid investments producing very little interest rate spread.

(14)	Estimated.
(15)
The Tier I Capital (to Adjusted Assets) ratio at 09/30/09 calculated to exclude the assets in which RJ Bank invested to meet point-in-time regulatory balance sheet composition requirements was 10.3% (see footnote 2 above).

(16)	This concentration ratio for the state of CA excludes 1.5% for purchased loans that have full repurchase recourse for any delinquent loans.

For more information, contact Anthea Penrose at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.